Exhibit 99.1

July 25, 2017

Franklin Financial Reports Record Q2 2017 Earnings;
Declares Q3 Dividend

(Chambersburg, PA)  Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $3.3 million for the second quarter ended June 30, 2017. This represents a 114.1% increase when compared to second quarter 2016 earnings of $1.6 million and a 10.7% increase when compared to first quarter 2017 earnings of $3.0 million. Net income for the first six months of 2017 was $6.4 million compared with $4.3 million for the same period in 2016, an increase of 48.4%.

Compared to the second quarter of 2016, net interest income increased 10.8% to $ 9.3 million and noninterest income increased 10.5% to $3.2 million. Noninterest expense increased by 5.6%, but the provision for loan loss expense decreased by $ 1.8 million. The increase in year-to-date net income for 2017 was driven by an increase in net interest income of $1.3 million and a reduction in the provision for loan loss expense of $2.0 million.

On a per share basis, diluted earnings were $0.77 for the quarter ended June 30, 2017 and $1.47 for the first six months of 2017, compared to $0.36 and $1.00 for the same periods in 2016.

“We are encouraged by our performance for the second quarter, which is a result of our focus on growth, while maintaining our margins, asset quality and delivering exceptional customer service,” said Timothy G. Henry, President and CEO. “We’ve been successful in attracting new talent that will support revenue expansion across business lines, and we continue to strategically invest in and effectively deploy technologies that improve efficiencies and create value for clients and shareholders.”

Total assets at June 30, 2017 were $1.1 billion, a 4.7% increase when compared with total assets at June 30, 2016. Net loans increased 9.0% to $890.1 million, and total deposits increased 4.3% to $1.0 billion for the second quarter of 2017 over the same period last year. Additionally, the market value of assets under management and held at third-party brokers increased 10.8% to $803.7 million ($652.9 million and $150.8 million, respectively).

The Board of Directors of Franklin Financial Services Corporation declared a $0.24 per share regular cash dividend for the third quarter of 2017. This compares to a $0.21 per share regular cash dividend for the third quarter of 2016, representing a 14.3% increase. Total cash dividends paid during the first three quarters of 2017 will be $0.69 per share compared to $0.61 per share in 2016, an increase of 13.1%.

The regular quarterly cash dividend will be paid on August 23, 2017 to shareholders of record at the close of business on August 4, 2017.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg and Waynesboro. Franklin Financial stock is trading on the OTCQX® marketplace of the OTC Markets under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.

FRANKLIN FINANCIAL SERVICES CORPORATION
Financial Highlights (Unaudited)

	Six Months Ended June 30			Three Months Ended June 30
(Dollars in thousands, except per share data)	2017	2016	% Change	2017	2016	% Change
Earnings Performance
Interest income	$19,483	$18,087	7.7	9,938	$8,988	10.6
Interest expense	1,171	1,093	7.1	590	548	7.7
Net interest income	18,312	16,994	7.8	9,348	8,440	10.8
Provision for loan losses	170	2,175	(92.2)	50	1,875	(97.3)
Noninterest income	6,081	5,809	4.7	3,155	2,856	10.5
Noninterest expense	16,118	15,525	3.8	8,161	7,730	5.6
Income before income taxes	8,105	5,103	58.8	4,292	1,691	153.8
Income taxes	1,743	815	113.9	950	130	630.8
Net income	$6,362	$4,288	48.4	3,342	$1,561	114.1

Diluted earnings per share	$1.47	$1.00	47.0	0.77	$0.36	113.9
Regular cash dividends paid	$0.45	$0.40	12.5	0.24	$0.21	14.3

	At June 30	At December 31	At June 30
	2017	2016	2016
Balance Sheet Highlights
Total assets	$1,134,655	$1,127,443	$1,084,046
Investment securities	136,036	143,875	163,557
Loans, net	890,107	882,798	816,338
Deposits	1,007,378	982,120	965,554
Shareholders' equity	122,360	116,493	115,948
Trust assets under management (fair value)	652,862	622,630	606,334

	At June 30	At December 31	At June 30
	2017	2016	2016
Shareholders' Value
Return on average assets*	1.13%	0.74%	0.80%
Return on average equity*	10.75%	7.04%	7.56%
Book value, per share	$28.19	$26.99	$26.95
Market value, per share	$32.00	$28.60	$23.73
Market value/book value ratio	113.52%	105.97%	88.05%
Price/earnings multiple	10.88	15.21	11.87
Current dividend yield*	3.00%	2.94%	3.54%
Dividend payout ratio	30.57%	43.56%	40.00%
Net interest margin	3.72%	3.62%	3.63%

Safety and Soundness
Nonperforming loans / gross loans	0.35%	0.61%	1.00%
Nonperforming assets / total assets	0.55%	0.92%	1.33%
Allowance for loan loss / loans	1.25%	1.24%	1.25%
Net (recoveries) loans charged-off/average loans*	-0.01%	0.33%	0.48%

*Annualized